Exhibit 10.1

MUTUAL RELEASE AGREEMENT

This Mutual Release Agreement (this “Agreement”), dated as of June 11, 2017, is made by and between Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”) and H. Raymond Bingham (“Bingham”).

WHEREAS, Bingham was employed by Cypress as its Executive Chairman and served as a member of the Board of Directors (the “Board”);

WHEREAS, on June 11, 2017, Bingham submitted a letter to the Board resigning as a member of the Board and as Executive Chairman, effective immediately, and notifying the Board that he was declining to stand for re-election at the Cypress 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”);

WHEREAS, on January 19, 2017, T.J. Rodgers (“Rodgers”) sent a demand (the “Section 220 Demand”) to Cypress for books and records pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, on January 30, 2017, Rodgers filed a complaint in the Court of Chancery of the State of Delaware (the “Court of Chancery”) against Cypress for inspection of the books and records of Cypress (the “Section 220 Action”);

WHEREAS, on April 21, 2017, the Court of Chancery issued an order permitting Rodgers to inspect certain books and records of Cypress (the “Section 220 Order”) in connection with the Section 220 Action;

WHEREAS, on April 24, 2017, Rodgers filed a complaint in Court of Chancery against Bingham and the other members of the Board seeking to enjoin the 2017 Annual Meeting (the “Injunctive Action,” and collectively with the Section 220 Demand and the Section 220 Action, the “Delaware Actions”); and

WHEREAS, each of the parties desire to resolve, fully and finally, all outstanding matters between them relating to the Delaware Actions, and certain other matters pertaining to Bingham’s service as Executive Chairman and a member of the Board.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Section 1.                                 Mutual Releases.

(a)                                 Each of Cypress, its subsidiaries, affiliates under its control, predecessors, successors and assigns, and the current and former directors, officers, employees, agents, attorneys and representatives of each of them (collectively, the “Cypress Parties”), hereby releases Bingham and forever discharges Bingham from all liability relating in any way to any and all Claims (defined below):  (i) asserted in or that could have been asserted in the Delaware Actions, to the extent such Claims arise out of facts disclosed in connection with the Delaware

Actions, and (ii) arising from Bingham’s actions, within the course and scope of his service to Cypress as Executive Chairman or member of the Board, which are known as of the time of the execution of this Agreement to the Board or the Chief Executive Officer of Cypress, other than Claims relating to fraud (with respect to both subparts (i) and (ii) in this subparagraph), which the Cypress Parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement; provided, however, that the releases set forth in this Section 1 shall not affect the Parties’ obligations set forth in this Agreement and shall not affect the rights of Bingham to advancement or indemnification under any preexisting obligation, bylaw, agreement, or statute.

(b)                                 Bingham hereby releases the Cypress Parties and forever discharges the Cypress Parties from all liability relating in any way to any and all Claims:  (i) asserted in or that could have been asserted in the Delaware Actions, to the extent such Claims arise out of facts disclosed in connection with the Delaware Actions, and (ii) arising from any Cypress Party’s actions, which are known to Bingham as of the time of the execution of this Agreement, other than Claims relating to fraud (with respect to both subparts (i) and (ii) in this subparagraph), which Bingham ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement; provided, however, that the releases set forth in this Section 1 shall not affect the Parties’ obligations set forth in this Agreement and shall not affect the rights of the Cypress Parties to advancement or indemnification under any preexisting obligation, bylaw, agreement, or statute.

(c)                                  “Claim” shall mean any actual or potential claim, counterclaim, action, cause of action in law or in equity, suit, lien, liability, debt, sum of money, demand, obligation, accounting, damage, punitive damages, loss, cost or expense, and attorneys’ fees of any nature whatsoever, contingent or non-contingent, whether arising under state, federal or other law, or based on common law, statutory law, regulations or otherwise.

Section 2.                                 Acknowledgments.

(a)                                 Cypress hereby acknowledges and agrees that the indemnification and exculpation provisions of Article X of the Cypress Second Amended Certificate of Incorporation, dated as of June 12, 2000, as amended, and Article VI of the Cypress Amended and Restated Bylaws, effective as of March 23, 2017, shall continue to apply to the released Claims in Section 1; and that Bingham is entitled to advancement and indemnification in connection with the Delaware Actions pursuant to Article X of the Cypress Second Amended Certificate of Incorporation, dated as of June 12, 2000, as amended, and Article VI of the Cypress Amended and Restated Bylaws, effective as of March 23, 2017, to the fullest extent permitted by law.

(b)                                 Bingham hereby acknowledges and agrees that the vesting of all Company equity awards previously granted to him will cease as of the date of this Agreement and that there will be no acceleration of any such equity awards in connection with his separation from the Company.  Subject to the terms and conditions of such options, Cypress hereby acknowledges that Bingham shall be permitted to exercise any vested options within three months from the date of this Agreement, after which time any unexercised options shall be cancelled for no consideration.

Section 3.                                 Cooperation in the Case of Litigation.  Bingham hereby agrees that if and when requested to do so by Cypress, he will make himself reasonably available to, and will cooperate in all reasonable respects with, Cypress, its officers and directors, and their respective counsel in connection with any litigation, proceeding, or investigation relating to Cypress; it being understood that such cooperation shall take into account and accommodate Bingham’s then applicable business and professional commitments, and that nothing herein is intended to prevent Bingham from providing truthful and accurate testimony in legal proceedings. Upon written request accompanied by appropriate documentation, Cypress agrees to reimburse Bingham for any reasonable out-of-pocket expenses incurred by Bingham in connection with any actions taken by Bingham pursuant to this Section 3.

Section 4.                                 Nondisparagement.  Bingham hereby agrees not to make any public statement or announcement that disparages Cypress and its officers, directors, and employees in any manner likely to be harmful to them or their business, business reputations or personal reputations, and Cypress (through its officers and directors) agrees not to make any public statement or announcement that disparages Bingham in any manner likely to be harmful to him or his business, business reputation or personal reputation; provided, that both Bingham and Cypress (and its officers and directors) may respond accurately and fully to any request for information to the extent required by legal process.

Section 5.                                 Miscellaneous.

(a)                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

(b)                                 Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by each of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

(c)                                  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(d)                                 Entire Agreement; No Third-Party Beneficiaries.  This Agreement (i) constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior oral and written understandings, all contemporaneous oral negotiations and discussions, and all other writings and agreements relating to the subject matter of this Agreement and (ii) is not intended to confer any rights or remedies upon any Person other than the parties hereto and Cypress and their respective successors and permitted assigns.

(e)                                  Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision insofar as possible under applicable law.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first set forth above.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Pamela Tondreau
	Name:	Pamela Tondreau
	Title:	Chief Legal Officer

H. RAYMOND BINGHAM

/s/ H. Raymond Bingham

[Signature Page to Mutual Agreement Agreement]